EXHIBIT 23.2



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 2, 1998, except as to the restatement to reflect the effect of revising the price per share of the Company's common stock issued in connection with the May 1996 acquisition of FirstCom Peru from $2.25 to $5.99, which is as of August 6, 1998, which appears in FirstCom Corporation's Form 10-KSB for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ PricewaterhouseCoopers LLP

July 23, 1999
Miami, Florida